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                                    Exhibit 3
                                AMENDMENT TO THE

                          ARTICLES OF INCORPORATION OF

                             THE QUANTUM GROUP, INC.


     The Quantum Group, Inc., a corporation organized under the laws of the State of Nevada, June 13, 1988, hereby adopts the following Articles of Amendment to its Articles of Incorporation pursuant to the provisions of Nevada Revised Statutes Sections 78.385 and 78.390.
I
     The Articles of Incorporation shall be amended to read as follows:
                                   ARTICLE IV
                                AUTHORIZED SHARES
     The Corporation shall have the authority to issue fifty million (50,000,000) shares of Common Stock with a par value of $.001 per share. The Corporation shall also have the authority to issue five million (5,000,000) shares of Preferred Stock, with $.001 par value per share. The Board of Directors is hereby expressly authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative rights, preferences and limitations of all shares of such series.
                                       II
     The shareholders voted and approved a one for three reverse split of the outstanding shares of the Corporation. The authorized shares of common stock will remain at 50,000,000, $.001 par value common voting shares. There are currently 9,456,696 shares issued and outstanding in the Corporation. Following the reverse split there will be 3,153,232 common shares outstanding.

                                       III
     The date of the adoption of the foregoing amendment and reverse split by the shareholders was June 27, 1997. The number of shares outstanding in the Corporation and entitled to vote on the amendment was 9,459,696. All stock in the Corporation is entitled to one vote per share for each matter coming before the meeting of the shareholders.

                                       IV
     The number of shares that voted in favor of the above amendments was 4,379,078. The number of shares that voted against the above amendments was -0-.

DATED this 27th day of June, 1997.
                                   THE QUANTUM GROUP, INC.


                                   By: /s/ Ehrenfried Liebich
                                       --------------------------
                                        Ehrenfried Liebich
                                        President

                                   By: /s/ Keith J. Fryer
                                       --------------------------
                                        Keith J. Fryer
                                        Secretary
STATE OF CALIFORNIA )
                    :ss
COUNTY OF ORANGE    )

     On the ____ day of June, 1997, personally appeared before me Ehrenfried Liebich and Keith J. Fryer and duly acknowledged to me that they are the persons who signed the foregoing instrument as President and Secretary respectively and that they have read the foregoing instrument and know the contents thereof and that the same is true of their own knowledge except as to those matters upon which they operate on information and belief and as to those matters believe them to be true.

                                   ____________________________________
                                   NOTARY PUBLIC
                                   Residing in :__________________________
My Commission Expires:_______________
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